UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 5, 2008
OPLINK COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-31581	77-0411346
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
incorporation)		No.)
46335 Landing Parkway
Fremont, California 94538
(Address of principal executive offices) (Zip code)
(510) 933-7200
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Item 5.02(e) Compensatory Arrangements of Certain Officers
SIGNATURES

Item 5.02(e) Compensatory Arrangements of Certain Officers.
     On December 5, 2008, the Compensation Committee (the “Committee”) of the Board of Directors of Oplink Communications, Inc. (“Oplink”) approved an increase in the salary of Joseph Liu, Oplink’s Chief Executive Officer, from $150,000 to $368,000 per year.
     The Committee based its determination of Mr. Liu’s salary, in part, on a report prepared by Compensia, Inc., a compensation consultant retained by the Committee. The $368,000 salary is equal to the median CEO base salary for the peer group of companies included in Compensia’s executive compensation report. Since Oplink does not have a bonus plan, this salary will also equal Mr. Liu’s total annual cash compensation, which will remain well below the median target and actual annual cash compensation of $730,000 and $539,000, respectively, for the peer group for companies.
     The peer group companies were selected because the Committee considered them to be similar to, and competitive with, Oplink in the market for executive talent, because they are in comparable or related businesses, are publicly-held entities, and are of similar size as measured by revenue, market capitalization, and employee headcount. The peer group consists of the following companies:

Alliance Fiber Optic Products	Infinera Corporation
Avanex Corporation	MRV Communications, Inc.
AXT Inc.	Opnext, Inc.
Bookham, Inc.	Optium Corporation
EMCORE Corporation	Sycamore Networks, Inc.
EXFO Electro-Optical Engineering (USA)	Zhone Technologies, Inc.
Finisar Corporation
     The executive compensation report was prepared by Compensia in connection with the Committee’s annual determination of executive compensation in August 2008. The Committee did not review or make any changes to Mr. Liu’s compensation at that time due to the planned CEO succession that was to take place December 31, 2008. As recently announced, the planned succession will not be taking place, and Mr. Liu will remain CEO of Oplink. In addition, following the departure of Thomas Keegan, Oplink’s President, on December 31, 2008, Mr. Liu will be regaining the title and duties of President of Oplink. For the foregoing reasons, the Committee determined to review and make changes to Mr. Liu’s compensation in December 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPLINK COMMUNICATIONS, INC.
Date: December 10, 2008	By:	/s/ Stephen M. Welles
		Name:	Stephen M. Welles
		Title:	Vice President and General Counsel